Exhibit 4.6

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) dated as of July 3, 2006, among Intelsat (Bermuda), Ltd., a company organized under the laws of Bermuda (the “New Guarantor”), Intelsat Intermediate Holding Company, Ltd., a company organized under the laws of Bermuda and a wholly owned subsidiary of the New Guarantor (the “Issuer”), Intelsat, Ltd., a company organized under the laws of Bermuda (the “Co-obligor”) and Wells Fargo Bank, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

WITNESSETH:

WHEREAS Zeus Special Subsidiary Limited and the Co-obligor have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of February 11, 2005, providing for the issuance of 9 1/4% Senior Discount Notes due 2015 (the “Notes”), in an aggregate principal amount at maturity of $478,700,000;

WHEREAS Intelsat (Bermuda), Ltd. as it existed prior to the Transfer described below (“Intelsat Bermuda”) and the Co-obligor have heretofore executed and delivered to the Trustee a Supplemental Indenture dated as of March 3, 2005, whereby the Intelsat Bermuda assumed all of Zeus Special Subsidiary Limited’s obligations under the Indenture and the Notes;

WHEREAS prior hereto Intelsat Bermuda transferred substantially all of its assets and liabilities to the Issuer, which is a Restricted Subsidiary of the Issuer within the meaning of the Indenture (the “Transfer”);

WHEREAS the Issuer, the Co-obligor and Intelsat Bermuda have heretofore executed and delivered to the Trustee a Second Supplemental Indenture dated as of July 3, 2006, whereby the Issuer assumed all of Intelsat Bermuda’s obligations under the Indenture and the Notes;

WHEREAS the New Guarantor desires to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuer’s and the Co-obligor’s obligations under the Indenture and the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS the Indenture provides that in connection with this Third Supplemental Indenture, the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, and such Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee on the date hereof; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Issuer, the Co-obligor and the Trustee are authorized to execute and deliver this Third Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer, the Co-obligor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Third Supplemental Indenture, capitalized terms defined in the Indenture and not otherwise defined herein have the meanings assigned such terms in the Indenture. The words “herein,” “hereof” and hereby and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantor hereby agrees to unconditionally guarantee the Issuer’s and the Co-obligor’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes applying to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture; provided, that the Issuer may, upon notice to the Trustee, automatically release and discharge the New Guarantor’s Guarantee if and for so long as the New Guarantor was not obligated to become a Guarantor pursuant to the terms of the Indenture.

3. Notices. All notices or other communications to the New Guarantor shall be given and addressed as provided in Section 11.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT (BERMUDA), LTD.

By:	/s/ Conny Kullman
	Name:	Conny Kullman
	Title:	Chairman

INTELSAT INTERMEDIATE HOLDING COMPANY, LTD.

By:	/s/ Conny Kullman
	Name:	Conny Kullman
	Title:	Chairman

INTELSAT, LTD.

By:	/s/ Conny Kullman
	Name:	Conny Kullman
	Title:	Chairman

[Signature page to Discount Notes Third Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Vice President

[Signature page to Discount Notes Third Supplemental Indenture]